Exhibit 99.3

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following unaudited pro forma condensed consolidated balance sheet as of June 30, 2018 and unaudited pro forma condensed consolidated statements of income for the six months ended June 30, 2018 and the year ended December 31, 2017 have been prepared to reflect the acquisition by NCC of Landmark through the merger of Landmark with and into NCC after giving effect to the adjustments described in the notes to the unaudited pro forma condensed consolidated financial statements.

The merger will be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). In business combination transactions in which the consideration given is not in the form of cash (that is, in the form of non-cash assets, liabilities incurred or equity interests issued), measurement of the acquisition consideration is based on the fair value of the consideration given or the fair value of the asset (or net assets) acquired, whichever is more clearly evident and, thus, a more reliable measure. Under ASC 805, all of the assets acquired and liabilities assumed in a business combination are recognized at their fair value as of the acquisition date, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. The summary unaudited pro forma condensed financial statements have been prepared assuming that: (i) the 3,916,432 shares of Landmark common stock outstanding as of June 30, 2018 are issued and outstanding at the effective time of the merger and (ii) options to purchase 308,035 shares of Landmark common stock that were outstanding as of June 30, 2018 remain outstanding at the effective time of the merger. As of June 30, 2018, based on the assumptions described above and a per-share price of $45.00 for NCC common stock (the closing price of NCC common stock on the date of the public announcement of the merger), the value of the transaction would have been approximately $115.7 million.

The unaudited pro forma condensed consolidated balance sheet has been prepared assuming that the transaction was consummated on June 30, 2018. The unaudited pro forma condensed consolidated statement of income has been prepared assuming that the transaction was consummated on January 1, 2017. The summary unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and does not indicate either the operating results that would have occurred had the acquisition been consummated on June 30, 2018 or January 1, 2017, as the case may be, or future results of operations or financial condition. The summary unaudited pro forma condensed financial information is based upon assumptions and adjustments that NCC believes are reasonable. Only such adjustments as have been described in the accompanying footnotes have been applied in order to give effect to the proposed transaction described in this Form 8-K. Such assumptions and adjustments are subject to change as future events materialize and fair value estimates are refined. The dollar amounts in the following tables and related notes are in thousands, except share and per share data. The information in the following tables are based on, and should be read together with, the historical consolidated financial information that NCC has presented in its prior filings with the SEC and which are incorporated into this Form 8-K and the historical financial information of Landmark that appears with this Form 8-K.

National Commerce Corporation and Landmark Bancshares, Inc. Pro Forma Balance Sheet As of June 30, 2018 (amounts in thousands)

	Historical		Landmark Pro Forma Adjustments
	Landmark	NCC	DR		CR		Pro Forma Combined
Cash and due from banks	$11,416	$51,360	$-		$2,067	g	$51,900
					3,600	h
					5,209	f
Interest-bearing deposits in banks	20,691	166,413	-		-		187,104
Investment securities	65,315	161,542	-		-		226,857
Mortgage loans held for sale	299	24,455	-		-		24,754
Loans	468,277	2,497,132	-		10,770	a	2,954,639
Allowance for loan losses	(5,154)	(15,997)	5,154	a	-		(15,997)
Net loans	463,123	2,481,135	5,154		10,770		2,938,642
Premises and equipment, net	7,689	67,841	-		-		75,530
Accrued interest receivable	1,853	7,537	-		-		9,390
Other investments	2,320	13,154	-		-		15,474
Goodwill	5,577	164,360	62,217	e	5,577	i	226,577
Core deposit intangible assets, net	872	9,230	7,036	b	872	i	16,266
Bank-owned life insurance	5,770	42,420	-		-		48,190
Other real estate	-	1,339	-		-		1,339
Deferred taxes	2,474	14,958	1,651	c	-		19,083
Prepaid expenses and other assets	1,828	8,623	-		-		10,451
Total assets	$589,227	$3,214,367	$76,058		$28,095		$3,851,557

Noninterest-bearing demand	$140,232	$802,273	$-		$-		$942,505
Interest-bearing demand	63,239	518,370	-		-		581,609
Savings and money market	139,771	982,026	-		-		1,121,797
Time	125,592	341,044	-		-		466,636
Total deposits	468,834	2,643,713	-		-		3,112,547

FHLB advances and other borrowings	43,600	7,000	557	j	-		46,443
			3,600	h
Repurchase agreements	1,085	-	-		-		1,085
Subordinated debt	12,606	24,580	-		-		37,186
Other liabilities	3,386	22,270	-		-		25,656
Total liabilities	529,511	2,697,563	4,157		-		3,222,917

Common stock	21,948	172	21,948	d	23	f	195
Additional paid-in capital	26,936	447,061	26,936	d	59,716	d	558,874
					52,097	f
Retained earnings	18,047	63,756	18,047	d			63,756
Bargain Purchase	-	-	-
Accumulated other comprehensive income	(1,300)	(1,736)	-		1,300	d	(1,736)
Less: Treasury stock	(5,915)	-	-		5,915	d	-
Total controlling equity	59,716	509,253	66,931		119,051		621,089
Noncontrolling interest	-	7,551	-		-		7,551
Total equity	59,716	516,804	66,931		119,051		628,640
Total liabilities and equity	$589,227	$3,214,367	$71,088		$119,051		$3,851,557

Notes to Pro Forma Balance Sheet Consolidation

1.

National Commerce Corporation (“NCC”) will acquire 100% of the outstanding stock of Landmark Bancshares, Inc. (“Landmark”). For each share of Landmark common stock outstanding, NCC will issue 0.5961 shares of NCC common stock and make a cash payment of $1.33. Additionally, at the time of merger, each issued and outstanding option to purchase Landmark common stock will be converted into an option to purchase NCC common stock at a conversion ratio of 0.6275. At June 30, 2018, Landmark had 308,035 stock options outstanding.

Based on 3,916,432 shares of Landmark common stock outstanding as of June 30, 2018, and assuming that no outstanding Landmark options are exercised prior to the merger, NCC expects to pay approximately $5,208,155 in cash and issue 2,334,585 shares of NCC common stock.

Pursuant to the terms of the merger agreement, NCC intends to assume Landmark’s currently outstanding subordinated debt. As of June 30, 2018, the carrying balance of the subordinated debt was $12,606,000.

2.

Detailed below are the preliminary fair value adjustments and related pro forma adjustments assuming the acquisition was completed on June 30, 2018. These amounts are estimates only and will be refined and based on account balances on the date on which the acquisition is actually completed.

a)

At the date of the acquisition, Landmark’s allowance for loan losses will be eliminated. The total allowance at June 30, 2018 was $5.2 million. NCC will analyze Landmark’s loan portfolio and record the purchased loans at fair value. The portion of this adjustment related to credit will be recorded as non-accretable difference, and the portion related to interest rates and other factors will be recorded as accretable yield. Based on preliminary estimates from diligence performed, the fair value adjustments yield a total discount of $10.8 million, with $2.5 million assigned to loans with evidence of credit deterioration. The book value of these loans at June 30, 2018, was approximately $21.9 million and will be accounted for as purchase credit-impaired loans. These loans were identified during diligence after reviewing current risk ratings, payment history, past due status, loan-to-collateral values, guarantors, debt service coverage ratios, credit scores and other relevant data to support a decline in credit quality since the date of origination.

b)

Based on deposit balances at June 30, 2018, NCC expects to record a core deposit intangible asset of approximately $7.0 million. The recorded intangible will be amortized over seven years using an accelerated method of amortization. The actual amount recorded will vary based on deposit balances at the date on which the acquisition is completed.

c)	This is an estimate of the deferred tax asset recognized as a result of the purchase accounting entries and related fair value adjustments.

d)	Entry to eliminate the equity of Landmark.

e)	Based on current estimates of fair value on Landmark’s June 30, 2018 balance sheet, NCC would record approximately $62.2 million of goodwill. A preliminary calculation is shown in the following table:

Purchase Price	$115,680

Equity of Landmark	58,351
Core deposit intangible asset	7,036
FHLB advance fair value adjustment	557
Merger-related expenses	(2,067)
Eliminate goodwill and core deposit intangible asset from prior acquisition	(6,449)
Eliminate allowance for loan losses	5,154
Adjust loans to fair value	(10,770)
Deferred tax asset	1,651
Adjusted equity of Landmark	53,463

Goodwill	$62,217

f)	Entry to record the purchase price, cash paid and NCC common stock issued to Landmark shareholders.

NCC shares issued	$23
Cash paid to Landmark shareholders	5,209
Assumed stock options	5,415
Additional paid-in capital on shares	105,033
Purchase price	$115,680

g)

Entry to reflect estimated closing costs associated with the transaction paid by Landmark prior to or at closing. This total includes estimated costs for payments related to employment contracts and deferred compensation plans of certain Landmark employees totaling $2.1 million.

h)	Entry to repay Landmark’s industrial development revenue bonds as required by the merger agreement.

i)	Entry to remove intangible assets on Landmark’s balance sheet from a prior acquisition.

j)	Entry to record the estimated fair value of Landmark’s Federal Home Loan Bank (“FHLB”) advances.

The following unaudited pro forma combined condensed statement of income presents the consolidated historical income statements of NCC and Landmark assuming the companies had been combined as of January 1, 2017 on a purchase accounting basis.

National Commerce Corporation and Landmark Bancshares, Inc.

Unaudited Pro Forma Combined Condensed Statement of Income

For the Six Months Ended June 30, 2018

(amounts in thousands, except share and per share data)

	Historical		Landmark
			Pro Forma		Pro Forma
As if combined January 1, 2017	Landmark	NCC	Adjustments		Combined
Interest on and dividends on securities	$785	$2,762	$-		$3,547
Interest and fees on loans	13,063	70,136	619	a	83,818
Interest on federal funds sold and other investments	139	1,135	-		1,274
Total interest income	13,987	74,033	619		88,639
Interest on deposits	1,630	6,813	-		8,443
Interest on borrowed money	827	917	62	c	1,806
Total interest expense	2,457	7,730	62		10,249
Net interest income	11,530	66,303	557		78,390
Provision for loan losses	2,110	2,174	-		4,284
Net interest income after provision for loan losses	9,420	64,129	557		74,106
Total noninterest income	1,750	9,383	-		11,133
Total noninterest expenses	9,007	46,594	707	b	56,308
Income before income taxes	2,163	26,918	(150)		28,931
Provision for income taxes	447	6,079	(38)	d	6,488

Net income before minority interest	1,716	20,839	(112)		22,443
Net income attributable to minority interest	-	1,072	-		1,072
Net income to common shareholders	$1,716	$19,767	$(112)		$21,371

PER COMMON SHARE
Net income basic	$0.44	$1.15	$(0.05)		$1.09
Net income diluted	$0.43	$1.12	$(0.05)		$1.07
Average shares outstanding, basic	3,894,841	17,223,112	2,325,286		19,548,398
Average shares outstanding, diluted	3,951,521	17,633,029	2,359,073		19,992,102

Notes to Pro Forma Unaudited Income Statement Consolidations for the Six Months Ended June 30, 2018

1.

The pro forma income statement assumes that the merger of NCC and Landmark occurred at the beginning of the earliest period presented and that purchase accounting marks were applied to the Landmark balance sheet as of January 1, 2017.

2.	The following adjustments were made to the historical income statements to reflect the purchase accounting entry and related fair value adjustments.

a.	Entry to record the accretable yield recognized during the period. The accretable portion of the recorded discount will be accreted using an effective yield method.

b.	Entry to record the core deposit amortization during the period. The core deposit intangible will be amortized over seven years using an accelerated method.

c.	Entry to amortize the fair value adjustment on the FHLB advances.

d.	Entry to record tax effect of the pro forma adjustments assuming a tax rate of 25.25%.

The following unaudited pro forma combined condensed statement of income presents the consolidated historical income statements of NCC and Landmark assuming the companies had been combined as of January 1, 2017 on a purchase accounting basis.

National Commerce Corporation and Landmark Bancshares, Inc.

Unaudited Pro Forma Combined Condensed Statement of Income

For the Year Ended December 31, 2017

(amounts in thousands, except share and per share data)

	Historical		Landmark
			Pro Forma		Pro Forma
As if combined January 1, 2017	Landmark	NCC	Adjustments		Combined
Interest on and dividends on securities	$1,704	$3,410	$-		$5,114
Interest and fees on loans	23,426	104,194	1,239	a	128,859
Interest on federal funds sold and other investments	140	2,187	-		2,327
Total interest income	25,270	109,791	1,239		136,300
Interest on deposits	2,793	8,530	-		11,323
Interest on borrowed money	1,084	1,837	124	c	3,045
Total interest expense	3,877	10,367	124		14,368
Net interest income	21,393	99,424	1,115		121,932
Provision for loan losses	2,500	3,894	-		6,394
Net interest income after provision for loan losses	18,893	95,530	1,115		115,538
Total noninterest income	8,392	20,035	-		28,427
Total noninterest expenses	15,738	73,519	1,649	b	90,906
Income before income taxes	11,547	42,046	(534)		53,059
Provision for income taxes	4,333	20,071	(203)	d	24,201

Net income before minority interest	7,214	21,975	(331)		28,858
Net income attributable to minority interest	-	1,907	-		1,907
Net income to common shareholders	$7,214	$20,068	$(331)		$26,951

PER COMMON SHARE
Net income basic	$1.88	$1.45	$(0.14)		$1.67
Net income diluted	$1.85	$1.41	$(0.14)		$1.63
Average shares outstanding, basic	3,840,287	13,800,595	2,325,286		16,125,881
Average shares outstanding, diluted	3,906,792	14,193,433	2,364,930		16,558,363

Notes to Pro Forma Unaudited Income Statement Consolidations for the Year Ended December 31, 2017

1.

The pro forma income statement assumes that the merger of NCC and Landmark occurred at the beginning of the earliest period presented and that purchase accounting marks were applied to the Landmark balance sheet as of January 1, 2017.

a.	Entry to record the accretable yield recognized during the period. The accretable portion of the recorded discount will be accreted using an effective yield method.

b.	Entry to amortize the fair value adjustment on the FHLB advances.

c.	Entry to record the core deposit amortization during the period. The core deposit intangible will be amortized over seven years using an accelerated method.

d.	Entry to record tax effect of the pro forma adjustments assuming a tax rate of 25.25%.